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                                                                     Exhibit 5.1

                                 July 12, 2000



Account4.com, Inc.
75 Wells Avenue
Newton, Massachusetts 02459

Gentlemen:

         This opinion is delivered to you in connection with the Registration Statement (the "Registration Statement") on Form S-1 (Registration No. 333-36122) filed on May 2, 2000 by Account4.com, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Act"), for registration of 4,000,000 shares of common stock of the Company, $.01 par value per share ("Common Stock").

         We are familiar with the Certificate of Incorporation of the Company, the corporate minutes and bylaws of the Company, and the Registration Statement. We have also made such further investigation as we have deemed necessary for the purposes of this opinion.

         Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company pursuant to the prospectus contained in the Registration Statement (the "Prospectus") have been validly authorized for issuance and, when issued against receipt of the purchase price described in the Prospectus, will be legally issued, fully paid and nonassessable.

         We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the Prospectus under the caption "Legal Matters".


Very truly yours,


/s/ Choate, Hall & Stewart